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                                  EXHIBIT 99.1

             MULTIMEDIA ACCESS COMPLETES $5 MILLION DEBT FINANCING


DALLAS, TEXAS (DECEMBER 18, 1997) -- MultiMedia Access Corporation (Nasdaq:
MMAC) announced today completion of a $5,000,000 in Senior Convertible Euro-Bonds. These Notes bear interest at 8.0% annually until maturity in the year 2002, unless earlier redeemed by the Company. These Notes are convertible into shares of MMAC common stock at a fixed conversion price of $4.625 per share under certain conditions.

These Securities have not been registered under the Securities Act of 1933, as amended (the "Act"), and can not be offered or sold in the U.S. without registration under the Act or an exemption therefrom.

MMAC's CEO Glenn A. Norem said "This debt financing provides MultiMedia Access additional working capital during this period of rapid sales growth and allows the Company to continue to accelerate its sales and marketing activities and further develop its worldwide network of systems resellers."

ABOUT MULTIMEDIA ACCESS CORPORATION (MMAC)
MultiMedia Access Corporation (Nasdaq: MMAC) develops, manufactures and markets standards-based video communications systems that provide enterprise-wide solutions for business customers. MMAC's Viewpoint VBX(TM) video distribution & switching system, Osprey(R) video codecs, WorkFone(TM) computer peripheral products, and ViewCast(R) video-streamlining products deliver videocom applications including videoconferencing, video broadcasting, video-based training, surveillance, distance learning, telemedicine and Internet & intranet video communications. MMAC's products are available from leading resellers, system integrators, OEMs and custom application developers worldwide.